The information in this pricing supplement is not complete and may be changed. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated July 18, 2007
PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 332 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated July , 2007
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Buffered Basket-Linked Securities due July 30, 2010
Based on the Performance of a Hybrid Basket Composed of
an Equity Index, a Commodity Index, a Commodity and Shares (the “securities”)
Unlike ordinary debt securities, the securities do not pay interest and only provide 20% principal protection at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold, an amount in cash based upon the performance, as determined at maturity, of a weighted basket composed of the StyleSelectSM Index on MSCI Europe, which we refer to as the StyleSelect Europe Index, natural gas, the S&P GSCITM Agriculture Index – Excess Return, which we refer to as the agriculture index, shares of the iShares® MSCI Pacific Ex-Japan Index Fund, which we refer to as the pacific shares and shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the emerging markets shares and together with the pacific shares, as the underlying shares, each of which we refer to as a basket component and together as the basket components.
•	The stated principal amount of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive an amount per security based on the performance of the basket.
o
If the basket percentage increase is positive you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the upside payment. The upside payment will equal $1,000 times the basket percentage increase times 94%, whichwe refer to as the participation factor. Because the participation factor of 94% is less than 100%, you will not participate fully in any basket percentage increase.

	o	There will be no maximum payment at maturity on the securities.
o
If the basket performance factor is less than or equal to 100% but greater than or equal to 80%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 20%, you will receive your $1,000 stated principal amount.

o
If the basket performance factor is less than 80%, meaning the value of the basket has declined by more than the buffer amount of 20% from its initial value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to (i) $1,000 times (ii) the basket performance factor plus (iii) $200, which will be an amount less than, and possibly significantly less than, the $1,000 stated principal amount of the securities. However, under no circumstances will the securities pay less than $200 for each $1,000 stated principal amount of securities at maturity.

•
The basket percentage increase will equal the sum of the products of the respective final average value for each basket component minus the respective initial value for such basket component divided by the initial value of such basket component times the respective basket weighting for such basket component.

o
The initial value for each basket component will equal (i) in the case of the StyleSelect Europe Index, the official closing value of the StyleSelect Europe Index on the index business day immediately following the day we price the securities for initial sale to the public, which we refer to as the pricing date, (ii) in the case of natural gas, the official settlement price per one million British thermal units of the near-month futures contract for natural gas, stated in U.S. dollars, as made public on the NYMEX Division of the New York Mercantile Exchange on the pricing date, (iii) in the case of the agriculture index, the official settlement price of the agriculture index on the pricing date and (iv) in the case of the underlying shares, the respective official closing value of each underlying share on the pricing date.

o
The final average value for each basket component will equal (i) in the case of the StyleSelect Europe Index and the agriculture index, the respective arithmetic average of the official closing values or the official settlement prices, as applicable, of each index on each of the seven consecutive trading days of July 15, 2010, July 16, 2010, July 19, 2010, July 20, 2010, July 21, 2010, July 22, 2010 and July 23, 2010, which we refer to as the averaging dates, (ii) in the case of natural gas, the arithmetic average of the official settlement price per one million British thermal units of the near-month futures contract for natural gas, stated in U.S. dollars, as made public on the NYMEX Division of the New York Mercantile Exchange on each of the averaging dates and (iii) in the case of the underlying shares, the respective arithmetic averages of the closing values of each underlying share on each of the averaging dates, times the respective adjustment factor on the respective averaging date for each of theunderlying shares, in each case as calculated on the final averaging date. The adjustment factors with respect to the underlying shares will each be initially set at 1.0 and are subject to change upon certain events affecting the respective underlying shares, respectively.

•
The basket performance factor will equal the sum of the products of the final average value for each basket component divided by the respective initial value for such basket component times the respective basket weighting for such basket component.

•	The basket weightings are 40% for the StyleSelect Europe Index, 25% for natural gas, 20% for the agriculture index, 10% for the pacific shares and 5% for the emerging markets shares.

•	Investing in the securities is not equivalent to investing in the basket or the basket components.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617446N39.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-13.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to	Agent’s
	Public	Commissions(1)	Proceeds to Company
Per security	$1,000	$12.50	$987.50
Total	$	$	$
(1) For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

      (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

      (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

      The securities offered are medium-term debt securities of Morgan Stanley. The return on the securities at maturity is based on the performance, as determined at maturity, of a weighted basket composed of the StyleSelectSM Index on MSCI Europe, natural gas, the S&P GSCITM Agriculture Index – Excess Return, shares of the iShares® MSCI Pacific Ex-Japan Index Fund and shares of the iShares® MSCI Emerging Markets Index Fund, each of which we refer to as a basket component and together as the basket components.

     “StyleSelectSM Index on MSCI Europe” and “MSCI Europe Index” are service marks of Morgan Stanley Capital International Inc., which we refer to as MSCI, and have been licensed for use by Morgan Stanley. “S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley. “iShares®” is a registered trademark of Barclays Global Investors, N.A.

Each security costs $1,000
We, Morgan Stanley, are offering Buffered Basket-Linked Securities due July 30, 2010, Based on the Performance of a Hybrid Basket Composed of an Equity Index, a Commodity Index, a Commodity and Shares, which we refer to as the securities. The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee return of 100% of the principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and only provide 20% principal protection at maturity. If the value of the basket has decreased by more than 20%, we will pay to you an amount in cash per security that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the value of the basket below 80% of its initial value. The basket performance factor is the sum of the final average values for each basket component as measured over seven consecutive trading days starting July 15, 2010, which we refer to as the averaging dates, divided by the respective initial values of each such basket component and multiplied by the respective basket weighting for each such basket component. See “Description of Securities—Averaging Dates” and “— Averaging Dates.” The scheduled final averaging date may be postponed in the event of a market disruption event as described in “Description of Securities— Averaging Dates.”

The basket
We have designed the securities to provide investors with exposure to European, emerging market and certain pacific market equities, as represented by the StyleSelect Europe Index and the underlying shares, and to certain commodities as represented by natural gas and the agriculture index. The following table sets forth the basket components, and the initial value and the percentage weighting of each basket component within the basket:

Basket Component	Initial Value	Percentage Weight of Basket Value

The StyleSelectSM Index on MSCI Europe (the “StyleSelect Europe Index”)		40.0%
Natural gas		25.0%
The S&P GSCITM Agriculture Index – Excess Return (the “agriculture index”)		20.0%
Shares of the iShares® MSCI Pacific Ex-Japan Index Fund (the “pacific shares”)		10.0%
Shares of the iShares® MSCI Emerging Markets Index Fund (the “emerging markets shares”
and together with the pacific shares the “underlying shares”)		5.0%

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the performance of the weighted basket, as measured by the basket percentage increase or the basket performance factor, as applicable. The basket percentage increase will equal the sum of the respective final average value for each basket component minus the respective initial value for such basket component divided by the initial value of such basket component times the respective basket weighting for such basket component. The basket performance factor will equal the sum of the respective final average value for each basket component divided by the respective initial value for each such basket component times the applicable basket component weighting. The payment at maturity will be determined on the final averaging date as follows:

•	If the basket percentage increase is positive, you will receive for each $1,000stated principal amount of securities that you hold a payment at maturity equalto:

$1,000 + the upside payment,

where,

upside payment =	($1,000 x basket percentage increase x participation
factor)

where,

basket percentage increase = The sum of the products of (x) the final average basket component value for each basket component minus the respective initial basket component value for such basket component divided by the initial basket component value of such basket component times (y) the basket component weighting for such basket component. Each such product for a basket component may be expressed by the following formula:

and participation factor = 94%.

The initial basket component values will equal

(i)	in the case of the StyleSelect Europe Index, the official closing value of the StyleSelect Europe Index on the index business day immediately following the pricing date, which is the day we price the securities for initial sale to the public, as published by Morgan Stanley Capital International Inc., which we refer to as MSCI, the publisher of the StyleSelect Europe Index,

(ii)	in the case of natural gas, the official settlement price per one million British thermal units of the near-month futures contract for natural gas, stated in U.S. dollars, as made public on the NYMEX Division of the New York Mercantile Exchange on the pricing date,

(iii)	in the case of the agriculture index, the official settlement price of the agriculture index on the pricing date as published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., the publisher of the agricultural index, which, with respect to the agricultural index and along with MSCI with respect to the StyleSelect Europe Index, the MSCI Europe Index, the MSCI Emerging Markets Index and the MSCI Pacific Free Ex-Japan Index, as an index publisher, and

(iv)	in the case of the pacific shares and the emerging markets shares, the respective official closing values of a pacific share or an emerging markets share on the pricing date.

The final average basket component values will equal:

(i)	in the case of the StyleSelect Europe Index and the agriculture index, the respective arithmetic average of the official closing value or official settlement price, as applicable, of each index on each of the averaging dates,

(ii)	in the case of natural gas, the arithmetic average of the official settlement price per one million British thermal units of the near-month futures contract for natural gas, stated in U.S. dollars, as made public on the NYMEX Division of the New York Mercantile Exchange on each of the averaging dates, and

(iii)	in the case of the underlying shares, the respective arithmetic averages of the closing values of a pacific share or an emerging market share, as applicable, on each of the averaging dates, times the respective adjustment factor for each of the pacific shares and the emerging markets shares on the each averaging date, in each case as calculated on the final averaging date.

The respective adjustment factors with respect to the underlying shares will be initially set at 1.0 and are subject to change upon certain events affecting the applicable underlying shares.

Because the performance of the basket components may not be highly correlated, negative performances by any one or more of the basket components could wholly offset positive performances by other basket components.

•
If the basket performance factor is less than or equal to 100% but greater thanor equal to 80%, meaning the basket has declined in value by an amount lessthan or equal to the buffer amount of 20%, you will receive for each securitythat you hold the stated principal amount of $1,000 at maturity.

where,

The basket performance factor =	The sum of the products of (x) the final average basket component values for each basket component divided by the respective initial basket component value for such basket component times (y) the respective basket component weighting for such basket component. Each such product may be expressed by the following formula:

If the basket performance factor is less than 80%, meaning the value of the basket has declined by more than the buffer amount of 20%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 x the basket performance factor + $200

Because the basket performance factor will be less than 80%, this payment will be less than to $1,000. However, under no circumstances will the payment at maturity be less than $200.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity assuming a range of hypothetical basket performance factors and basket percentage increases. The graph does not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2002 through July 13, 2007 (except in the cases of the StyleSelect Europe Index, which has been calculated as of July 3, 2003 and the emerging markets shares, which commenced trading on April 11, 2003), and a graph of the historical performance of the basket for the period from July 3, 2003 to July 13, 2007 (assuming that each of the basket components is weighted in the basket as described in “Description of Securities—Basket”) in this pricing supplement under “Description of Securities— Historical Information” and “—Historical Graph.” You cannot predict the future performance of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on their historical performance.

Investing in the securities is not equivalent to investing in the basket or any of the basket components.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial value for each basket component, the value of each basket component on each averaging date and whether a market disruption event has occurred and calculate the final average values for each basket component, the basket percent increase or the basket performance factor and the payment to you at maturity, and, under certain circumstances, the closing values of the basket components.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and prospectus dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.” The tax treatment of investments in equity and commodity-linked notes such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

     For each security, the following graph illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the value of the basket. The Buffer Zone illustrates the buffer effect in the event of a decline in the value of the basket. The graph is based on the following terms:

•	Stated principal amount per security:	$1,000

•	Buffer amount:	20%

•	Participation factor:	94%

     Where the basket percentage increase is positive, the payouts on the securities at maturity reflected in the graph below are equal to $1,000 plus the upside payment. Because the participation factor of 94% is less than 100%, you will not participate fully in any basket percentage increase. Where the basket performance factor is less than or equal to 100% but greater than or equal to 80%, the payout on the securities at maturity reflected in the graph below is equal to the stated principal amount of $1,000 per security. Where the basket performance factor is less than 80%, the payout on the securities at maturity reflected in the graph below is equal to $1,000 multiplied by the basket performance factor plus $200, and is consequently an amount less than or equal to the $1,000 stated principal amount of each security. As reflected in the graph below, the payout at maturity on the securities will in no event be less than $200. The graph does not show every situation that may occur.

     At maturity, if the basket percentage increase is positive, for each $1,000 stated principal amount of securities that you hold, you will receive an amount equal to (i) $1,000 times (ii) the basket percentage increase times (iii) the participation factor. The participation factor is 94%.

     At maturity, if the basket performance factor is less than or equal to 100%, but greater than or equal to 80%, you will receive the stated principal amount of $1,000 for each security that you hold.

     At maturity, if the basket performance factor is less than 80%, you will receive for each security that you hold an amount equal to (i) $1,000 times (ii) the basket performance factor plus (iii) $200, which will be less than the stated principal amount of $1,000 per security.

     Below is one example of how to calculate the payment at maturity if the basket percentage increase is positive based on the participation factor and the hypothetical data in the respective table below. Following are two examples of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the respective tables below.

Basket Percentage Increase Example

     Participation factor = 94%

Basket Component	% Weight in Basket	Hypothetical Initial Value	Hypothetical Final Average Value	Percentage Change

StyleSelect Europe Index	40%	2,300.00	2,530.00	10%
Natural gas	25%	6.50	7.15	10%
Agriculture index	20%	65.00	71.50	10%
Pacific shares	10%	150.00	165.00	10%
Emerging markets shares	5%	140.00	154.00	10%

     Basket Percentage Increase = (x) the final average basket component value for each basket component minus the respective initial basket component value for such basket component divided by the initial basket component value of such basket component times (y) the basket component weighting for such basket component:

[(final average StyleSelect Europe Index value – initial StyleSelect Europe Index value) / initial StyleSelect Europe Index value] x 40%
plus
[(final average natural gas value – initial natural gas value) / initial natural gas value] x 25%
plus
[(final average agriculture index value – initial agriculture index value) / initial agriculture index value] x 20%
plus
[(final average pacific share value – initial pacific share value) / initial pacific share value] x 10%
plus
[(final average emerging markets share value – initial emerging markets share value) / initial emerging markets share value] x 5%

     So, using the final prices above, the sum of the final average basket component value minus initial basket component value divided by initial basket component value times basket weighting for each basket component equals:

StyleSelect Europe Index= [(2,530.00 – 2,300.00)] / 2,300.00] x 40% = 4.0%
plus
natural gas = [(7.15 – 6.50) / 6.50] x 25% = 2.5%
plus
agriculture index = [(71.50 – 65.00) / 65.00] x 20% = 2.0%

     plus
pacific shares = [(165.00 – 150.00) / 150.00] x 10% = 1.0%
plus
emerging markets share = [(154.00 – 140.00) / 140.00] x 5% = 0.5%
which equals
basket percentage increase = 10%

The payment at maturity will equal $1,000 plus the upside payment.

The upside payment will equal (i) $1,000 times (ii) the basket percentage increase times (iii) the participation factor, or:

$1,000 x 10% x 94% = $94

In this example, the basket has increased in value from its initial value by 10%. However, because the participation factor is 94%, the investor will only receive 94% of the benefit of such increase, and the final payment at maturity per security will be $1,094, or the stated principal amount of $1,000 plus the upside payment of $94 and giving you a return of 9.4% on the securities.

Basket Performance Factor Examples

Example 1: The basket performance factor is less than 100% but greater than 80%.

Basket Component	% Weight in Basket	Hypothetical Initial Value	Hypothetical Final Average Value	Percentage Change

StyleSelect Europe Index	40%	2,300.00	1,840.00	-20%
Natural gas	25%	6.50	5.20	-20%
Agriculture index	20%	65.00	71.50	10%
Pacific shares	10%	150.00	120.00	-20%
Emerging markets share	5%	140.00	154.00	10%

Basket Performance Factor = (x) the final average basket component value for each basket component divided by the initial basket component value of such basket component times (y) the basket component weighting for such basket component:

(final average StyleSelect Europe Index value / initial StyleSelect Europe Index value) x 40%
plus
(final average natural gas value / initial natural gas value) x 25%
plus
(final average agriculture index value / initial agriculture index value) x 20%
plus
(final average pacific share value / initial pacific share value) x 10%
plus
(final average emerging markets share value / initial emerging markets share value) x 5%

So, using the final prices above, the sum of the final average basket component divided by initial basket component value times basket weighting for each basket component equals:

StyleSelect Europe Index= (1,840.00 / 2,300.00) x 40% = 32%
plus
natural gas = (5.20 / 6.50) x 25% = 20%

     plus
agriculture index = (71.50 / 65.00) x 20% = 22%
plus
pacific shares = (120.00 / 150.00) x 10% = 8%
plus
emerging markets share = (154.00 / 140.00) x 5% = 5.5%
which equals

basket performance factor = 87.5%

Because the basket performance factor is less than or equal to 100% but greater than or equal to 80%, the payment at maturity will be the stated principal amount of $1,000 per security.

     In the above example, the final average values of two of the basket components—the agriculture index and the emerging market shares (with a combined weighting of 25% of the basket)—are each 10% higher than their respective initial values, but the final average values of the other basket components—the StyleSelect Europe Index, natural gas and the pacific shares (with a combined weighting of 75% of the basket)—are 20% lower than their initial values. Accordingly, although the final average values of two of the basket components have increased in value over their respective initial values the basket performance factor is less than 100%.

Example 2: The basket performance factor is less than 80%.

Basket Component	% Weight in Basket	Hypothetical Initial Value	Hypothetical Final Average Value	Percentage Change

StyleSelect Europe Index	40%	2,300.00	1,150.00	-50%
Natural gas	25%	6.50	6.825	5%
Agriculture index	20%	65.00	48.75	-25%
Pacific shares	10%	150.00	157.50	5%
Emerging markets share	5%	140.00	147.00	5%

Basket Performance Factor = (x) the final average basket component value for each basket component divided by the initial basket component value of such basket component times (y) the basket component weighting for such basket component:

(final average StyleSelect Europe Index value / initial StyleSelect Europe Index value) x 40%
plus
(final average natural gas value / initial natural gas value) x 25%
plus
(final average agriculture index value / initial agriculture index value) x 20%
plus
(final average pacific share value / initial pacific share value) x 10%
plus
(final average emerging markets share value / initial emerging markets share value) x 5%

So, using the final prices above, the sum of the final average basket component value divided by initial basket component value times basket weighting for each basket component equals:

StyleSelect Europe Index= (1,150.00 / 2,300.00) x 40% = 20%
plus
natural gas = (6.825 / 6.50) x 25% = 26.25%

     plus
agriculture index = (48.75 / 65.00) x 20% = 15.0%
plus
pacific shares = (157.50 / 150.00) x 10% = 10.5%
plus
emerging markets share = (147.00 / 140.00) x 5% = 5.25%
which equals

basket performance factor = 77.0%

     In the above example, the final average values of three of the basket components—natural gas and the underlying shares (with a combined weighting of 40% of the basket)—are each 5% higher than their respective initial values, but the final average values of the other basket components—the StyleSelect Europe Index and the agriculture index (with a combined weighting of 60% of the basket)—are 50% and 25%, respectively, lower than their initial values. Accordingly, although the final average values of three of the basket components have increased in value over their respective initial values and the final average value of only two have decreased in value, the basket performance factor is less than 80%. Therefore, the payment at maturity per security will equal:

The stated principal amount of $1,000 times the basket performance factor plus $200; or

$1,000 x 77% + $200 = $970

     Please review the table of the historical values of each of the basket components for each calendar quarter in the period from January 1, 2002 through July 13, 2007 (except in the cases of the StyleSelect Europe Index, which has been calculated as of July 3, 2003 and the emerging markets shares, which commenced trading on April 11, 2003) and related graphs. Please also review the graph of the historical performance of the basket for the period from July 3, 2003 through July 13, 2007 (with each of the basket components weighted in the basket as described in “Description of Securities—Basket” at July 18, 2007) in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket components during such period. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the prices of any of the basket components will be offset by decreases in the prices of other basket components, based on their historical performance.

RISK FACTORS

     The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest and provide only 20% principal protection. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of 100% of your principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and provide a minimum payment at maturity of only 20% of the stated principal amount of the securities. Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the basket percentage increase or the basket performance factor. If the basket performance factor is less than 80%, meaning the basket has declined in value from its initial value by more than the 20% buffer amount, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the value of the basket below 80% of its initial value. See “Hypothetical Payouts on the Securities at Maturity” on PS–8.

The participation factor is less than 100%	The participation factor is 94%. Because the participation factor is less than 100%, you will not participate fully in any increase in the value of the basket over the term of the securities.

The securities will not be listed
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. currently intends to act as a market maker for the securities but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.

Market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the value of each of the basket components at any time and, in particular, onthe averaging dates,

•	the volatility (frequency and magnitude of changes in value) of each of thebasket components,

•	interest and yield rates in the market,

•
geopolitical conditions and economic, financial, political, regulatory orjudicial events that affect the basket components or stock or commoditiesmarkets generally and which may affect the final average values of thebasket components,

•	the exchange rates relative to the U.S. dollar with respect to each of thecurrencies in which the securities underlying the MSCI Emerging MarketsIndex and the MSCI Pacific Free Ex-Japan Index trade,

•	the market prices of natural gas and the commodities and the commoditycontracts underlying the agriculture index, and the volatility of such prices,

•	trends of supply and demand for natural gas and the commoditiesunderlying the agriculture index at any time,

•	the time remaining until the securities mature,

•	the occurrence of certain events affecting the pacific and emerging marketsshares that may or may not require an adjustment to their respectiveadjustment factors, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if the values of the basket components at the time of sale are at or below their initial values or if market interest rates rise. You cannot predict the future performance of any of the basket components based on their historical performance. The basket performance factor may be negative so that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the value of the basket below 80% of its initial value. In addition, there can be no assurance that the basket percentage increase will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the securities.

Changes in the value of one or more of the basket components may offset each other
Value movements in the basket components may not correlate with each other. At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value. Therefore, in calculating the performance of the basket components and the basket percentage increase and basket performance factor on the final averaging date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components. Furthermore, the basket is not equally weighted among the basket components. Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of the less heavily weighted basket components.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2002 through July 13, 2007 (except in the cases of the StyleSelect Europe Index, which has been calculated as of July 3, 2003 and the emerging markets shares, which commenced trading on April 11, 2003), and a graph of the historical performance of the basket for the period from July 3, 2003 to July 13, 2007 (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of Securities—Historical Information” and “— Historical Graph.” You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on historical performance. In addition, there can be no assurance that the basket percentage increase will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the securities. If the basket performance factor is less than 80%, you will receive at maturity an amount that is less than the amount of your original investment in the securities, and which could be significantly less.

There are risks associated with investments in securities indexed to the value of foreign equity securities
The StyleSelect Europe Index, the MSCI Emerging Markets Index and the MSCI Pacific Free Ex-Japan Index (on which the underlying shares are based) are indexed to the value of foreign equity securities. Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

Adjustments to the StyleSelect Europe Index, the MSCI Europe Index or the agriculture index could adversely affect the value of the securities
The publishers of the StyleSelect Europe Index, the MSCI Europe Index and the agriculture index can add, delete or substitute the stocks or commodity contracts, as applicable, underlying their respective indices, and can make other methodological changes that could change the value of the indices. Any of these actions could adversely affect the value of the securities. In addition an index publisher may discontinue or suspend calculation or publication of its index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the securities will be an amount based on, in part, in the case of a discontinuance of the StyleSelect Europe Index or the MSCI Europe Index, on the closing values of the StyleSelect Europe Index or the MSCI Europe Index on the seven index business days preceding such discontinuance, and in the case of the agriculture index the official settlement prices on the averaging dates of the commodities contracts underlying the agriculture index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the agriculture index last in effect prior to discontinuance of the agriculture index.

Adjustments to the pacific shares, the MSCI Pacific Free Ex-Japan Index, the emerging markets shares or the MSCI Emerging Markets Index could adversely affect the value of the securities
Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI Pacific Ex-Japan Index Fund, which seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index and the MSCI Pacific Free Ex-Japan Index, respectively. MSCI is responsible for calculating and maintaining the MSCI Emerging Markets Index and the MSCI Pacific Free Ex-Japan Index. MSCI can add, delete or substitute the stocks underlying the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index. Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund or the iShares® MSCI Pacific Ex-Japan Index Fund. Any of these actions could adversely affect the price of the pacific shares or the emerging markets shares and, consequently, the value of the securities.

The antidilution adjustments the calculation agent is required to make to the underlying shares do not cover every event that could affect the pacific shares or the emerging markets shares	MS & Co., as calculation agent, will adjust the final average values of the pacific shares and the emerging markets shares for certain events affecting the pacific shares or emerging markets shares, respectively. However, the calculation agent will not make an adjustment for every event that could affect the pacific shares or the emerging markets shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be adversely affected.

The StyleSelect Europe Index may not outperform and may significantly underperform the MSCI Europe Index.
In historical simulations of past performance, the StyleSelect Europe Index has experienced significant fluctuations in value and periods of significant losses. Since the quantitative factors that determine the composition of the StyleSelect Europe Index do not change, the StyleSelect Europe Index is not actively managed to adjust to changing geopolitical, financial or other conditions. The StyleSelect Europe Index’s quantitative stock selection process could select stocks that underperform the MSCI Europe Index, possibly significantly. Even if the StyleSelect Europe Index does outperform the MSCI Europe Index, the StyleSelect Europe Index could decrease in value if the MSCI Europe Index suffers losses that are not fully offset by any outperformance of the StyleSelect Europe Index.

The StyleSelect Europe Index is not the same as the MSCI Europe Index
The StyleSelect Europe Index is a custom index modeled by MS & Co.’s Quantitative and Derivative Strategies group consisting of a sub-set of particular stocks selected from the component stocks of the MSCI Europe Index that is intended to identify European companies that combine strong growth and value characteristics using a pre-defined set of financial criteria. As a result, the return on the StyleSelect Europe Index portion of the basket will not be the same as the return on an identical basket component linked to the MSCI Europe Index.

The securities are subject to currency exchange rate risk
Because the closing prices of the pacific and emerging markets shares generally reflect the U.S. dollar value of the securities represented in the MSCI Pacific Free Ex-Japan Index and the MSCI Emerging Markets Index, respectively, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the securities represented in the MSCI Pacific Free Ex-Japan Index and the MSCI Emerging Markets Index, the value of the pacific shares and the emerging markets shares, respectively, will be adversely affected and the payment at maturity on the securities may be reduced.

Furthermore, the StyleSelect Europe Index is subject to currency exchange risk. The StyleSelect Europe Index is calculated in euros and is therefore exposed to currency exchange rate fluctuations between the euro and the local currencies to the extent that the component stocks of the StyleSelect Europe Index are denominated in currencies other than the euro. Because the closing prices of the component stocks denominated in non-euro local currencies are converted into the euro for purposes of calculating the value of the StyleSelect Europe Index, investors in the securities will be exposed to currency exchange rate risk between the euro and the non-euro local currencies in which the component stocks trade. Exposure to currency changes will depend on the extent to which such non-euro local currencies strengthen or weaken against the euro and the relative weight of the component stocks denominated in such local currencies in the StyleSelect Europe Index. The devaluation of the euro against the non-euro local currencies will result in an increase in the value of the

StyleSelect Europe Index, in the absence of other factors affecting the value of the StyleSelect Europe Index. Conversely, if the euro strengthens against these currencies, the value of the StyleSelect Europe Index will be adversely affected. Fluctuations in currency exchange rates can have a continuing impact on the value of the StyleSelect Europe Index, and any negative currency impact on the StyleSelect Europe Index may decrease the value of the securities. Accordingly, the return on the StyleSelect Europe Index calculated in euros can be significantly different from the return on such index calculated in local currencies.

Several factors have had and may in the future have an effect on the value of commodities
Investments, such as the securities, linked to the prices of commodities and commodity indices such as natural gas and the agriculture index, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the settlement price of the agriculture index or natural gas and of your securities in varying and potentially inconsistent ways.

The natural gas price is affected by many different factors
Natural gas prices are volatile and are affected by numerous factors. Natural gas is used primarily for residential and commercial heating and in the production of electricity. The level of global industrial activity influences the demand for natural gas. In addition, the demand for natural gas has traditionally been cyclical, with higher demand during winter months and lower demand during relatively warmer summer months. Seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa. In general, the supply of natural gas is based on competitive market forces. Inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. The ability of production companies to supply natural gas is dependent on a number of factors. Factors that affect the short term supply of natural gas include the availability of skilled workers and equipment, permitting and well development, as well as weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). In addition, production companies face more general barriers to their ability to increase in supply of natural gas, including access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas. A decrease in the price of natural gas may have a material adverse effect on the value of the securities and the return on your investment in the securities.

Higher future prices of the commodities underlying the agriculture index relative to their current prices may adversely affect the value of the agriculture index and the value of the securities
The agriculture index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the agriculture index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the agriculture index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the agriculture index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the agriculture index and, accordingly, the value of the securities.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities
The commodity markets for natural gas and the commodities underlying the agricultural index are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges, including the New York Mercantile Exchange (the “NYMEX”) have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the agriculture index and natural gas, and, therefore, the value of the securities.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. will determine the initial value and final average value of each basket component, the basket performance factor or the basket percentage increase as applicable and calculate the amount of cash, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a market disruption event, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” “—Discontinuance of the Agriculture Index; Alteration of Method of Calculation”, “—Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index or MSCI Pacific Free Ex-Japan Index; Alteration of Method of Calculation” and “—Discontinuance of the StyleSelect Europe Index or the MSCI Europe Index; Alteration of Method of Calculation.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Investing in the securities is not equivalent to investing in the basket components
As a holder of the securities, you will not have rights that holders of the basket components or exchange-traded or over-the-counter instruments related to the basket components may have. Furthermore, investing in the securities is not equivalent to investing in any of the indices or their component stocks or commodities. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie certain of the indices.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities
MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to natural gas, the StyleSelect Index, the MSCI Europe Index, or their component stocks, the agriculture index or its component commodities or to the pacific or emerging markets shares, the MSCI Pacific Free Ex-Japan Index or the MSCI Emerging Markets Index), including trading in natural gas and the stocks and commodities underlying the StyleSelect Index, the MSCI Europe Index and the agriculture index and to other instruments linked to natural gas, the StyleSelect Index, the MSCI Europe Index, or their component stocks, the agriculture index or its component commodities or to the pacific or emerging markets shares, the MSCI Pacific Free Ex-Japan Index or the MSCI Emerging Markets Index. MS & Co. and some of our other subsidiaries also trade natural gas, the stocks and commodities underlying the StyleSelect Index, the MSCI Europe Index, the agriculture index, the MSCI Emerging Markets Index, the MSCI Pacific Free Ex-Japan Index and other financial instruments related to the StyleSelect Index, the MSCI Europe Index and the agriculture index, the pacific and emerging markets shares, and other instruments related to the MSCI Pacific Free Ex-Japan Index and the MSCI Emerging Markets Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the securities for initial sale to the public could potentially increase the initial values of the basket components and, therefore, the values at which the basket components must close on the averaging dates before you receive a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the basket components on the averaging dates and, accordingly, the amount of cash you will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain.
Please read carefully the discussion under “United States Federal Income Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ. For example, under one characterization, U.S. holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. In addition, the securities could be treated as a “constructive ownership transaction” and all or a portion of any gain could be recharacterized as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Securities” refers to each $1,000 stated principal amount of our Buffered Basket-Linked Securities due July 30, 2010, Based on the Performance of a Hybrid Basket Composed of an Equity Index, a Commodity Index, a Commodity and Shares. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	July , 2007

Original Issue Date (Settlement Date)	July , 2007

Maturity Date
July 30, 2010, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled final Averaging Date.

If due to a Market Disruption Event or otherwise, the final Averaging Date for any Basket Component is postponed so that it falls less than two Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second Trading Day following such final Averaging Date as postponed. See “—Averaging Dates” below.

Issue Price Stated Principal Amount Denominations CUSIP Number Interest Rate Specified Currency Basket
$1,000 per Security

$1,000 per Security

$1,000 and integral multiples thereof

617446N39

None

U.S. dollars

The Basket consists of the following Basket Components weighted at their respective Basket Weightings as set forth in the following table:

Basket Components	Basket component Weighting

The StyleSelectSM Index on MSCI Europe	40%
Natural gas	25%
The S&P GSCITM Agriculture Index – Excess Return	20%
Shares of the iShares® MSCI Pacific Ex-Japan Index Fund	10%
Shares of the iShares® MSCI Emerging Markets Index	5%
Fund

StyleSelect Europe Index Agriculture Index Underlying Shares
The StyleSelectSM Index on MSCI Europe

The S&P GSCITM Agriculture Index – Excess Return

Shares of the iShares® MSCI Emerging Markets Index Fund (the “Emerging Markets Shares”) and/or shares of the iShares® MSCI Pacific Ex-Japan Index Fund (the “Pacific Shares”).

Index Publisher
With respect to the StyleSelect Europe Index, the MSCI Europe Index, the MSCI Emerging Markets Index and the MSCI Pacific Free Ex-Japan Index, Morgan Stanley Capital International Inc., and with respect to the Agriculture Index, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and, in each case, any respective successor publisher thereof.

Payment at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 stated principal amount of each Security an amount in cash equal to (i) if the Basket Percentage Increase is positive, the Upside Payment, (ii) if the Basket Performance Factor is less than or equal to 100% but greater than or equal to 80%, the Stated Principal Amount of $1,000 or (iii) if the Basket Performance Factor is less than 80%, $1,000 times the Basket Performance Factor plus $200.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 stated principal amount of each Security, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus.

Upside Payment	$1,000 times the Basket Percentage Increase times the Participation Factor.

Participation Factor Maximum Payment at Maturity Basket Percent Increase
94%.

None.

The Basket Percent Increase will equal the sum of the products of (x) the Final Average Basket Component Value for each Basket Component minus the respective Initial Basket Component Value for such Basket Component divided by the Initial Basket Component Value of such Basket Component times (y) the Basket Component Weighting for such Basket Component. Each such product may be expressed by the following formula:

In certain circumstances, the Basket Percent Increase will be based on an alternate calculations of the Final Average Values for the Basket Components, as described under “—Discontinuance of the Agriculture Index; Alteration of Method of Calculation”, “— Discontinuance of the Underlying Shares and/or MSCI Emerging

Markets Index or MSCI Pacific Free Ex-Japan Index; Alteration of Method of Calculation” and “—Discontinuance of the StyleSelect Europe Index or the MSCI Europe Index; Alteration of Method of Calculation.”

Basket Performance Factor
The Basket Performance Factor will equal the sum of the products of (x) the Final Average Basket Component Values for each Basket Component divided by the respective Initial Basket Component Value for such Basket Component times (y) the respective Basket Component Weighting for such Basket Component, as expressed by the following formula:

In certain circumstances, the Basket Performance Factor will be based on an alternate calculations of the Final Average Values for the Basket Components, as described under “—Discontinuance of the Agriculture Index; Alteration of Method of Calculation”, “— Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index or MSCI Pacific Free Ex-Japan Index; Alteration of Method of Calculation” and “—Discontinuance of the StyleSelect Europe Index or the MSCI Europe Index; Alteration of Method of Calculation.”

Initial Basket Component Value
The initial value for each Basket Component will equal (i) in the case of the StyleSelect Europe Index, the Index Closing Value of the StyleSelect Europe Index on the Index Business Day immediately following the Pricing Date (ii) in the case of natural gas, the Natural Gas Closing Price on the Pricing Date, (iii) in the case of the Agriculture Index, the Index Closing Value of the Agriculture Index on the Pricing Date, and (iv) in the case of the Underlying Shares, the respective Share Closing Value of one Underlying Share on the Pricing Date.

If any Initial Basket Component Value as finally made available by the Index Publisher differs from any Initial Basket Component Value specified in the final pricing supplement, we will include the definitive Initial Basket Component Value in an amended pricing supplement.

Index Closing Value
Subject to the provisions set out under “—Discontinuance of the StyleSelect Europe Index or the MSCI Europe Index; Alteration of Method of Calculation” and “—Discontinuance of the Agriculture Index; Alteration of Method of Calculation” below, the Index Closing Value with respect to:

(a) the StyleSelect Europe Index or any respective MSCI StyleSelect Successor Index on any Index Business Day will equal the closing value of the StyleSelect Europe Index published at the regular weekday close of trading on such Index Business Day, as published under the Bloomberg symbol “MSQISSEU,” or any respective successor symbol(s) thereof, or the Bloomberg symbol or successor symbol of any MSCI StyleSelect Successor Index, and

(b) the Agriculture Index, the Index Closing Value on any Trading Day will equal the official settlement price of the Agriculture Index as published by the respective Index Publisher, or any Agriculture Successor Index.

Natural Gas Closing Price
On any Trading Day with respect to natural gas, the official settlement price per one million British thermal units of the near-month futures contract for natural gas, stated in U.S. dollars, as made public on the Relevant Exchange for natural gas.

Share Closing Value
Subject to the provisions set out under “—Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index or MSCI Pacific Free Ex-Japan Index; Alteration of Method of Calculation” below, the Share Closing Value for each of the Pacific Shares and the Emerging Markets Shares, separately, on any Trading Day means:

(i)	if such Underlying Shares are listed or admitted to trading on a national securities exchange (other than the NASDAQ), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Underlying Shares (or any such other security) are listed or admitted to trading,

(ii)	if such Underlying Shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)	if such Underlying Shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of either of the Pacific Shares or the Emerging Markets Shares, separately, are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Value for one such Underlying Share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. If a Market

Disruption Event (as defined below) occurs with respect to such Underlying Shares or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for such Underlying Shares is not available pursuant to either of the two preceding sentences, then the Share Closing Value for such Underlying Shares for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Shares for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto. See “— Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index or MSCI Pacific Free Ex-Japan Index; Alteration of Method of Calculation” below.

Final Average Basket Component Value
The Final Average Basket Component Value shall be (i) for the StyleSelect Index and the Agriculture Index, the Final Average Index Value of such Basket Component, respectively, (ii) for natural gas, the arithmetic average of the Natural Gas Closing Prices on each of the Averaging Dates, as determined by the Calculation Agent on the final Averaging Date and (iii) for the Underlying Shares, the respective Final Average Share Value.

Final Average Index Value
The arithmetic average of the Index Closing Values for the StyleSelect Europe Index or the Agriculture Index, or the closing values for any respective MSCI StyleSelect Successor Index or Agriculture Successor Index, as applicable, on each of the Averaging Dates, as calculated by the Calculation Agent on the applicable final Averaging Date, subject to the occurrence of a Market Disruption Event as described below in “—Averaging Dates.” In certain circumstances, such Index Closing Values will be based on the alternate calculation of the StyleSelect Europe Index or the Agriculture Index as described under “— Discontinuance of the StyleSelect Europe Index or the MSCI Europe Index; Alteration of Method of Calculation” and “— Discontinuance of the Agriculture Index; Alteration of Method of Calculation.”

Final Average Share Value
For each of the Pacific Shares and the Emerging Markets Shares, the arithmetic average of the relevant Share Closing Values times the respective Adjustment Factor on each of the Averaging Dates, as calculated by the Calculation Agent on the applicable final Averaging Date, subject to the occurrence of a Market Disruption Event as described below in “—Averaging Dates.” In certain circumstances, such closing values will be based on the alternate calculation of the respective Share Closing Value described under “—Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index; Alteration of Method of Calculation.”

Adjustment Factor
For each of the Pacific Shares and the Emerging Markets Shares, 1.0, subject to adjustment in the event of certain events affecting each of the Underlying Shares. See “—Antidilution Adjustments” below.

Antidilution Adjustments
If either the Pacific Shares or the Emerging Markets Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Underlying Shares will be adjusted to equal the product of the prior respective Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one such Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Relevant Exchange
Relevant Exchange means:

(a) with respect to the StyleSelect Europe Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the StyleSelect Europe Index, the MSCI Europe Index or any MSCI SelectStyle Index thereof, and (ii) any futures or options contracts related to the StyleSelect Europe Index or the MSCI Europe Index or any MSCI SelectStyle Index or to any security then included in the StyleSelect Europe Index or the MSCI Europe Index or any MSCI SelectStyle Index thereof;

(b) with respect to natural gas, the NYMEX Division, or its successor, of the New York Mercantile Exchange (“NYMEX”) (if NYMEX is no longer the principal exchange or trading market for the near-month futures contract for natural gas, the Relevant Exchange for natural gas shall be such exchange or principal trading market which serves as the principal source of prices for the near-month futures contract for natural gas, as determined by the Calculation Agent in its sole discretion);

(c) with respect to the Agriculture Index, the primary exchange or market of trading for any contract or commodity then included in the Agriculture Index or any Agriculture Successor Index; and

(d) with respect to the Underlying Shares, the respective primary exchange(s) or market(s) of trading for any security then included in the MSCI Emerging Markets Index and the MSCI Pacific Free Ex-Japan Index or any MSCI Successor Index.

Averaging Dates
With respect to each Basket Component separately, the Averaging Dates will be each of July 15, 2010, July 16, 2010, July 19, 2010, July 20, 2010, July 21, 2010, July 22, 2010 and July 23, 2010; provided that:

(i)	with respect to the StyleSelect Europe Index, if any Averaging Date is not an Index Business Day with respect to the StyleSelect Europe Index or the MSCI Europe Index or if a Market Disruption Event occurs with respect to the StyleSelect Europe Index or the MSCI Europe Index on any Averaging Date (an “Equity Component Disrupted Date”), then the Index Closing Value for such Averaging Date will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event occurs with respect to the StyleSelect Europe Index or the MSCI Europe Index; provided further that the Index Closing Value for any Averaging Date will be determined no later than three Index Business Days from the scheduled final Averaging Date as a result of an Equity Component Disrupted Date,

(ii)	with respect to natural gas, if any Averaging Date is not a Trading Day with respect to natural gas or if a Market Disruption Event with respect to natural gas occurs on any Averaging Date (a “Natural Gas Component Disrupted Date”), the Natural Gas Closing Price in respect of such date will be the Natural Gas Closing Price on the next Trading Day on which no Market Disruption Event occurs, provided further that the Natural Gas Closing Price for any averaging date will be determined no later than three Trading Days from the scheduled final Averaging Date as a result of a Natural Gas Component Disrupted Date,

(iii)	with respect to the Pacific Shares, if a Market Disruption Event with respect to the Pacific Shares or the MSCI Pacific Free Ex-Japan Index or securities representing 20% of the level of the MSCI Pacific Free Ex-Japan Index occurs on any Averaging Date, or if any Averaging Date is not a Trading Day with respect to the Pacific Shares (a “Pacific Share Component Disrupted Date”), the Share Closing Value for the Pacific Shares will be determined on the immediately succeeding Trading Day on which no such Market Disruption Event occurs with respect to the Pacific Shares or the MSCI Pacific Free Ex-Japan Index, or 20% of the securities comprising the MSCI Pacific Free Ex-Japan Index; provided further that the Share Closing Value of the Pacific Shares for any Averaging Date will be determined no later than three Trading Days from the scheduled final Averaging Date as a result of a Pacific Share Component Disrupted Date,

(iv)	with respect to the Emerging Markets Shares, if a Market Disruption Event with respect to the Emerging Markets Shares or the MSCI Emerging Markets Index or securities representing 20% of the value of the MSCI Emerging Markets Index occurs on any Averaging Date, or if any Averaging Date is not a Trading Day with respect to the Emerging Markets Shares (an “Emerging

Markets Share Component Disrupted Date”), the Share Closing Value for the Emerging Markets Shares will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to the Emerging Markets Shares or the MSCI Emerging Markets Index or 20% of the securities comprising the MSCI Emerging Markets Index; provided further that the Share Closing Value for the Emering Market Shares for any Averaging Date will be determined no later than three Trading Days from the scheduled final Averaging Date as a result of an Emerging Markets Share Component Disrupted Date, and

(v)	with respect to the Agriculture Index, if an Averaging Date is not an Index Business Day with respect to the Agriculture Index or if a Market Disruption Event relating to the Agriculture Index or one or more of the commodities contracts underlying the Agriculture Index (each an “index contract”) (a “Commodity Component Disrupted Date”) occurs on any Averaging Date, the Calculation Agent will calculate the Index Closing Value of the Agriculture Index for such Averaging Date using a price (i) for each index contract that did not suffer a Market Disruption Event on such date, the official settlement price of such index contract on such date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the official settlement price of such index contract on the first succeeding Trading Day on which no Market Disruption Event occurs with respect to such index contract, provided further that the Index Closing Value for the Agricultural Index on any Averaging Date will be determined no later than three Index Business Days from the scheduled final Averaging Date as a result of a Commodity Component Disrupted Date.

If the Index Closing Value for any Averaging Date with respect to the StyleSelect Europe Index has not been determined by the third Index Business Day following the scheduled final Averaging Date as a result of Equity Component Disrupted Dates, the Calculation Agent will determine the respective Final Average Index Value using the Index Closing Value of the StyleSelect Europe Index for the affected Averaging Date(s) as determined by the Calculation Agent in accordance with the formula for calculating such index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the StyleSelect Europe Index.

If the Natural Gas Closing Price for any Averaging Date has not been determined by the third Trading Day following the scheduled final Averaging Date as a result of Natural Gas Component Disrupted Dates, the Calculation Agent will determine the Natural Gas Closing Price for the affected Averaging Date(s) on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the market for the near-month futures contract for natural gas, selected by the Calculation Agent, to provide a quotation for the price of the near-month futures contract for natural gas taking into account, if necessary, any Material Change in Formula or Material Change in Content. If such quotations are provided as requested, the Natural Gas Closing Price(s) shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the Natural Gas Closing Price(s) shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Share Closing Value with respect to the Pacific or Emerging Markets Shares for any Averaging Date has not been determined by the third Trading Day following the scheduled final Averaging Date as a result of Pacific Share Component Disrupted Dates or Emerging Markets Share Component Disrupted Dates, as applicable, the Calculation Agent will determine the Share Closing Price of the relevant Underlying Shares for the affected Averaging Date(s) on such day, as the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

If the Index Closing Value with respect to the Agriculture Index has not been determined by the third Index Business Day with respect to the Agriculture Index following the scheduled final Averaging Date as a result of Commodity Component Disrupted Dates, the Calculation Agent will determine the Index Closing Value for the affected Averaging Date(s) using a price for any affected index contract equal to the arithmetic mean, as determined by the Calculation Agent on such third Trading Day immediately succeeding the final Averaging Date, of the prices of such index contract determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for such index contract, taking into consideration the latest available quote for such index contract and any other information in good faith deemed relevant by such dealers. Quotes of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotes obtained. In the event prices from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the price of the index contract and, using that price, determine the Index

Closing Value(s). In calculating the Index Closing Value(s) in the circumstances described in this paragraph, the Calculation Agent shall use the formula for calculating the Agriculture Index last in effect prior to such Market Disruption Event or such non-Trading Day.

Trading Day	Trading Day means:

(a)	with respect to the Securities and the Underlying Shares a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States,

(b)	with respect to natural gas, a day, as determined by the Calculation Agent, on which trading for the near-month futures contract for natural gas is generally conducted on the Relevant Exchange for natural gas, and

(c)	with respect to the Agriculture Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the commodity contracts underlying the Agriculture Index.

Index Business Day	Index Business Day means:

(a)	with respect to the StyleSelect Europe Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the StyleSelect Europe Index and the MSCI Europe Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price, and

(b)	with respect to the Agriculture Index, any day on which the official settlement price of the Agriculture Index is scheduled to be published.

Market Disruption Event	Market Disruption Event means:

(a)	with respect to the StyleSelect Europe Index:

(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the StyleSelect Europe Index or the MSCI Europe Index (or the relevant MSCI StyleSelect Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on each such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the StyleSelect Europe Index or the MSCI Europe Index (or the relevant MSCI StyleSelect Successor Index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the StyleSelect Europe Index or the MSCI Europe Index (or the relevant MSCI StyleSelect Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (a)(i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities; and

(b)	with respect to natural gas:

	(i)	any of Price Source Disruption, Trading Disruption, Disappearance of Reference Price, Material Change in Formula, Material Change in Content and Tax Disruption.

(c)	with respect to the each of the Pacific Shares and the Emerging Markets Shares, separately:

	(i)	the occurrence or existence of a suspension, absence or material limitation of trading of such Underlying Shares on the respective primary market for such Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying Shares as a result of which the reported trading prices for such Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

	(ii)	the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or

(iii)	the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, or such Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)	a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

(c)	with respect to the Agriculture Index or any commodity contract underlying the Agriculture Index, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content.

For the purpose of determining whether a Market Disruption Event exists with respect to the StyleSelect Europe Index or the Underlying Shares at any time, if trading in a security included in the StyleSelect Europe Index or the MSCI Europe Index, or in the case of the Underlying Shares, in the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the StyleSelect Europe Index or the MSCI Europe Index, as applicable, or in the case of the Underlying Shares the level of the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to the StyleSelect Europe Index or the Underlying Shares has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Underlying Shares, will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the StyleSelect Europe Index or the MSCI Europe Index, or in the case of the Underlying Shares, on the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Style Select Europe Index or the MSCI Europe Index, or in the case of the Underlying Shares, to the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the StyleSelect Europe Index or the MSCI Europe Index, or in the case of the Underlying Shares, to the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Price Source Disruption
With respect to the Agriculture Index, Price Source Disruption means a (i) the temporary failure of the Index Publisher to announce or publish the Index Closing Value of the Agriculture Index (or the value of any Agriculture Successor Index, if applicable) (or the information necessary for determining the Index Closing Value of the Agriculture Index (or the value of any Agriculture Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Agriculture Index.

With respect to natural gas, Price Source Disruption means either (i) the failure of the Relevant Exchange to announce or publish the Natural Gas Closing Price or (ii) the temporary or permanent discontinuance or unavailability of the Natural Gas Closing Price.

Trading Disruption
With respect to the Agriculture Index, Trading Disruption means the material suspension of, or material limitation imposed on, trading in any of the contracts or commodities underlying the Agriculture Index on the Relevant Exchange for such contract or commodity.

With respect to natural gas, Trading Disruption means the material suspension of, or material limitation imposed on, trading in the near-month futures contract for natural gas on the Relevant Exchange.

Disappearance of Commodity
Reference Price
With respect to the Agriculture Index, Disappearance of Commodity Reference Price means (i) the permanent discontinuance of trading in any of the futures contracts of the commodities underlying the Agriculture Index on the Relevant Exchange, (ii) the disappearance of, or of trading in, any of the commodities underlying the Agriculture Index, or (iii) the disappearance or permanent discontinuance or unavailability of the Index Closing Value for the Agriculture Index, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts.

For purposes of this definition, a discontinuance of publication of the Agriculture Index shall not be a Disappearance of Commodity Reference Price if MS & Co. shall have selected an Agriculture Successor Index in accordance with “—Discontinuance of the Agriculture Index; Alteration of Method of Calculation.”

With respect to natural gas, Disappearance of Commodity Reference Source means either (i) the permanent discontinuation of trading in the near-month futures contract for natural gas on the Relevant Exchange or (ii) the disappearance of, or of trading in, the near-month futures contract for natural gas.

Material Change in Formula
With respect to the Agriculture Index, Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the Index Closing Value for the Agriculture Index.

With respect to natural gas, Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for or the method of calculating the near-month futures contract for natural gas.

Material Change in Content
With respect to the Agriculture Index, Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the Agriculture Index.

With respect to natural gas, Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the near-month futures contract for natural gas.

Tax Disruption
With respect to the Agriculture Index and natural gas, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a commodity or to near month futures contracts for natural gas, as applicable, (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price of such commodity or contract on any day that would otherwise be an Averaging Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” and “Form of Securities—Global Securities— Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent Calculation Agent
MS & Co.

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Basket Component Values, the Final Average Basket Component Values, the Basket Performance Factor, the Basket Percentage Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred. See “—Market Disruption Event,” “—Anti-dilution Adjustments,” and “—Averaging Dates.” MS & Co. is oblig carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuance of the StyleSelect Europe Index or the MSCI Europe Index;
Alteration of Method of Calculation	If MSCI discontinues publication of the StyleSelect Europe Index and MSCI or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the StyleSelect Europe Index (such index being referred to herein as an “StyleSelect Europe Successor Index”), then any subsequent Index Closing Value for the StyleSelect Europe Index will be determined by reference to the value of such StyleSelect Europe Successor Index, with any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the StyleSelect Europe Index.

If MSCI discontinues publication of the MSCI Europe Index and MSCI or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the MSCI Europe Index (such index, as modified by the StyleSelect Europe Index methodology described herein, being referred to herein as an “MSCI Europe Successor Index” and together with the StyleSelect Europe Successor Index as an “MSCI StyleSelect Successor Index”), then any subsequent Index Closing Value for the StyleSelect Europe Index will be determined by reference to the value of such MSCI Europe Successor Index, with any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the StyleSelect Europe Index.

Upon any selection by the Calculation Agent of an MSCI StyleSelect Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three trading days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the StyleSelect Europe Index or the MSCI Europe Index prior to, and such discontinuance is continuing on, any Averaging Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no respective MSCI StyleSelect Successor Index is available at such time, then, in each case, any subsequent Index Closing Value for the StyleSelect Europe Index will be computed by the Calculation Agent in accordance with the formula for calculating the StyleSelect Europe Index and/or the MSCI Europe Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the StyleSelect Europe Index and/or the MSCI Europe Index, as applicable, without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the StyleSelect Europe Index or the MSCI Europe Index may adversely affect the value of the Securities.

If at any time the method of calculating the StyleSelect Europe Index or an MSCI StyleSelect Successor Index, or the value thereof, is changed in a material respect, or if the StyleSelect Europe Index or an MSCI StyleSelect Successor Index is in any

other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the StyleSelect Europe Index or that MSCI StyleSelect Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the StyleSelect Europe Index or such MSCI StyleSelect Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value with reference to the StyleSelect Europe Index or such MSCI StyleSelect Successor Index, as adjusted. Accordingly, if the method of calculating the StyleSelect Europe Index or an MSCI StyleSelect Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such index), then the Calculation Agent will adjust such index in order to arrive at a value of the StyleSelect Europe Index or such MSCI StyleSelect Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Discontinuance of the Agriculture Index;
Alteration of Method of Calculation
If the relevant Index Publisher permanently discontinues publication of the Agriculture Index and such Index Publisher or another entity publishes a successor or substitute of such index that the Calculation Agent determines, in its sole discretion, to be comparable to such discontinued index (such index being referred to herein as an “Agriculture Successor Index”), then any subsequent price for such index, will be determined by reference to such Agriculture Successor Index at the regular official weekday close of the principal trading session of the Relevant Exchange or market for the Agriculture Successor Index on the relevant Averaging Date.

Upon any selection by the Calculation Agent of an Agriculture Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Agriculture Index prior to, and such discontinuance is continuing on, any Averaging Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no Agriculture Successor Index is available at such date, then the Calculation Agent will determine the price for the Agriculture Index on such Averaging Date using the formula for calculating the Agriculture Index last in effect prior to such discontinuance.

If the method of calculating the Agriculture Index or an Agriculture Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Agriculture Index), and the Calculation Agent, in its sole discretion, determines that such modification is not a Material Change in Formula, then the Calculation Agent will adjust such index in order to arrive at a price of the Agriculture Index or such Agriculture Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Discontinuance of the Underlying Shares and/or MSCI Emerging Markets Index or MSCI Pacific Free Ex-Japan Index;
Alteration of Method of Calculation
If either the iShares® MSCI Emerging Markets Index Fund or the iShares® MSCI Pacific Ex-Japan Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Share Value of the affected Underlying Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, (or any relevant MSCI Successor Index, as described below) on such Trading Date, (taking into account any material changes in the method of calculating the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, following such Liquidation Event) times (ii) a fraction, the numerator of which is the relevant Closing Share Value and the denominator of which is the closing value of the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, (or any relevant MSCI Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a relevant Closing Share Value was available.

If MSCI discontinues publication of the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, (such index being referred to herein as an “MSCI Successor Index”), then any subsequent Closing Share Value for the relevant Underlying Shares on any Trading Day, following a Liquidation Event will be determined by reference to the published value of such MSCI Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of an MSCI Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index prior to, and such discontinuance is continuing on, any Averaging Date or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no MSCI Successor Index is available at such time, then the Calculation Agent will determine the Closing Share Value for the affected Underlying Shares for such date. Such Closing Share Value will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index, as applicable, without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index may adversely affect the value of the Securities.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Closing Values of the Basket Components for any Averaging Date(s) scheduled to occur on or after such date of acceleration were the Closing Values of the Basket Components on the date of acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Basket Components
We have derived all information contained in this pricing supplement regarding the Basket Components, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by the respective Index Publishers. We make no representation or warranty as to the accuracy or completeness of such information.

StyleSelect Index on MSCI Europe

The StyleSelect Europe Index is a custom index modeled by MS & Co.’s Quantitative and Derivative Strategies group and calculated by MSCI, a majority-owned subsidiary of Morgan

Stanley. MSCI applies Morgan Stanley’s quantitative model to the MSCI Europe Index to calculate the StyleSelect Europe Index. The StyleSelect Europe Index consists of particular stocks selected from the component stocks of the MSCI Europe Index through an objective quantitative selection process developed by MS & Co. that is intended to identify European companies that combine strong growth and value characteristics using the pre-defined set of financial criteria described below. As of July 18, 2007, the StyleSelect Europe Index included 64 of 584 stocks composing the MSCI Europe Index. The following chart illustrates the StyleSelect Europe Index selection process:

The MSCI Europe Index, from which stocks included in the StyleSelect Europe Index are selected, is intended to provide performance benchmarks for the developed equity markets in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The MSCI Europe Index is a free float-adjusted market capitalization index, which adjusts the weighting of each stock in the index to reflect the approximate number of shares actually available for purchase in the public equity markets by international investors in light of potential limitations imposed by strategic or government ownership of a company or foreign stock ownership limits in a particular country. The StyleSelect Europe Index uses the same free-float adjusted market capitalization methodology as the MSCI Europe Index. For more information regarding the MSCI Europe Index generally and the methodology for calculating free float-adjusted market capitalization, please see “—The MSCI Europe Index,” “—MSCI Europe Index—Index Calculation” and “—The MSCI Europe Index—Selection of Component Stocks and Calculating and Adjusting for Free Float,” respectively, below. The StyleSelect Europe Index is a price return index, which measures only the market stock price performance of its component stocks (and excludes dividends on the component stocks).

The StyleSelect Europe Index was first published on September 1, 2006 with the base date of July 3, 2003 and a base value of 1,000 and is rebalanced quarterly based upon changes in the growth and value characteristics of current component stocks in the StyleSelect Europe Index and potential additional component stocks to be selected from the MSCI Europe Index, as determined by the quantitative selection process and upon changes in the overall composition of the MSCI Europe Index. Both the StyleSelect Europe Index and the MSCI Europe Index are calculated and published daily by MSCI. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley.”

Index Selection – Value Characteristics and Growth Characteristics

Value Characteristics. In order to measure the value characteristics of a particular stock, MSCI calculates a quantifiable score, known as the “Aggregate Value Z-Score”, which represents the combined average of three separate financial measures for a company as compared to the same financial measures of other companies incorporated and primarily listed, subject to certain limited exceptions, in the same country. Derived from publicly available information, these financial measures for value characteristics are as follows.

– Book value to price ratio

Book value is the value of the company’s assets as shown on its financial statements, which often differs from the market value of the company as reflected in its stock price. A high ratio may indicate a stock that is undervalued as the stock price may not fully reflect the value of the underlying assets, but could also indicate lackluster growth and/or profitability prospects.

– Twelve-month forward earnings to price ratio

This financial measure compares the expected earnings of a company over the next twelve months derived from consensus analysts’ earnings estimates to the company’s current stock price. A high ratio may indicate that a company’s stock price does not fully reflect future expected earnings growth, but could also mean that its earnings are volatile and therefore less valuable.

– Dividend yield

Dividend yield compares the amount of dividends paid by a company (as represented by the current annualized dividend per share) to its stock price. A high dividend yield may mean that the company’s stock price does not fully reflect the returns an investor may receive in the form of dividend distributions, but could also mean that the company is reinvesting less of its earnings than companies with a low dividend yield and, as a result, may be expected to grow earnings at a lower rate.

MSCI compares these financial measures for a particular stock to all the other companies in the MSCI Europe Index that are incorporated in the same country as that company to calculate how statistically close the company is to the average company in that country for that particular financial measure. These country-specific financial measure comparisons are averaged together on the basis of proprietary weightings to reach the Aggregate Value Z-Score. Stocks with higher Aggregate Value Z-Scores are generally selected for inclusion in the StyleSelect Europe Index over stocks with lower Aggregate Value Z-Scores.

Growth Characteristics. Similarly, in order to measure the growth characteristics of a particular stock, MSCI calculates a second quantifiable score, known as the “Aggregate Growth Z-Score.”

The Aggregate Growth Z-Score is calculated on the same basis as the Aggregate Value Z-Score, except that it uses the following five financial measures, each derived from public information:

– Long-term forward earnings per share growth rate

Expected earnings per share growth rate over the next three to five years derived from consensus analysts’ earnings growth rate estimates is a key measure of anticipated earnings growth. Since this financial measure is based on expectations of future earnings growth that may not be realized, this financial measure, while key, is not the sole determinant used to select a growth stock.

– Short-term forward earnings per share growth rate

Together with the long-term forward earnings per share growth rate, the short-term forward earnings per share growth rate, which is the growth rate between the 12-month historical earnings per share and the 12-month forward earnings per share, is often used to determine the growth potential of a company.

– Current internal growth rate

Combining return on equity ratio with the payout ratio (which is the current annualized dividend per share divided by the 12-month historical earnings per share), this financial measure compares earnings as a percentage of the equity invested in the company with the amount of dividends distributed by the company. A high return on equity and a low payout ratio produce a high internal growth rate, identifying companies that may be efficiently generating and reinvesting earnings and may therefore grow at a higher rate than a company distributing a larger portion of its earnings in dividends.

– Long-term historical earnings per share growth trend

This measure analyzes a company’s growth in earnings in past fiscal periods.

– Long-term historical sales per share growth trend

This measure analyzes a company’s growth in revenues in past fiscal periods.

These financial measures are averaged together on the basis of proprietary weightings to reach the Aggregate Growth Z-Score. Stocks with higher Aggregate Growth Z-Scores are generally selected for inclusion in the StyleSelect Europe Index over stocks with lower Aggregate Growth Z-Scores.

Original Selection of Component Stocks of the StyleSelect Europe Index

1. Quantitative Filter – The component stocks of the MSCI Europe Index were selected for initial inclusion in the StyleSelect Europe Index if both their Aggregate Value Z-Scores and Aggregate Growth Z-Scores were within certain specified upper and lower value limits. The quantitative parameters, which acted as a fixed zone for filtering candidate stocks, was designed by MS & Co.’s Quantitative Derivative Strategies group to identify stocks that advantageously combined value and growth characteristics.

2. Industry Sector Representation – After determining the stocks that met the quantitative parameters above, the selection process ensured that the StyleSelect Europe Index contained at least three stocks from each industry sector in the MSCI Europe Index. If an industry sector contained less than three stocks meeting the quantitative parameters, the StyleSelect Europe Index included stocks that failed to meet these parameters in the order of highest Aggregate Value Z-Score within each industry sector until the minimum of three stocks per industry sector was satisfied. The StyleSelect Europe Index applies this industry sector representation in its quarterly rebalancing described below.

3. Sector Weight – The StyleSelect Europe Index was designed to approximately match the industry sector weights of the MSCI Europe Index, including the adjustments to reflect the approximate number of shares actually available for purchase in the public equity markets by international investors in light of potential limitations imposed by strategic or government ownership of a company or foreign stock ownership limits in a particular country as described in “—The MSCI Europe Index— Index Calculation” and “—The MSCI Europe Index—Selection of Component Stocks and Calculating and Adjusting for Free Float.” Accordingly, the weights of all component stocks of the StyleSelect Europe Index in a particular sector were increased or decreased proportionately until the sector weights of the StyleSelect Europe Index matched those of the MSCI Europe Index. The StyleSelect Europe Index applies this sector weighting methodology to its quarterly rebalancing described below.

4. 10/40 Concentration Constraints in UCITS III – The StyleSelect Europe Index took into consideration the 10% and 40% concentration constraints of the Undertakings for Collective Investment in Transferable Securities III Directive (“UCITS III”), which are a set of European Union regulations designed to regulate the management of investment funds. Under the 10% and 40% concentration constraints, the weight given to securities of any single issuer cannot exceed 10% of the total assets of an investment fund and the sum of the weights of all issuers representing more than 5% of the assets of an investment fund cannot collectively exceed 40% of the total assets of such investment fund. The StyleSelect Europe Index was designed and is maintained to comply with these 10% and 40% concentration constraints.

Maintenance of the StyleSelect Europe Index

The StyleSelect Europe Index is rebalanced quarterly (i) to maintain a specified level of value and growth characteristics in the component stocks of the StyleSelect Europe Index by reflecting changes in the Aggregate Value Z-Scores and Growth Z-Scores of component and candidate stocks, while taking into account the specified diversification criteria, and (ii) to reflect the results of MSCI’s annual index review and three quarterly index reviews of the MSCI Europe Index from which the StyleSelect Europe Index component stocks are selected. This quarterly review process is designed to ensure that the StyleSelect Europe Index continues to be an accurate reflection of the evolving equity markets in Europe for stocks that combine growth and value characteristics.

1.Rebalancing due to Z-Scores.

A.Quantitative Stock Selection – At the quarterly rebalancing, which occur each February, May, August and November, Z-Scores are used to identify component stocks of the MSCI Europe Index that could potentially be added to or removed from the StyleSelect Europe Index on the basis of objective quantitative criteria that differs from those used for the original selection of stocks for the StyleSelect Europe Index in that higher Z-Scores are necessary to add a stock to the StyleSelect Europe Index compared to the original selection criteria, while component stocks of the StyleSelect Europe Index will remain in the StyleSelect Europe Index unless they go below the specified removal thresholds, which are lower than the original minimum Z-Score requirements. These rebalancing thresholds are designed to help control turnover in the component stocks in an effort to maintain continuity and historical comparability of the StyleSelect Europe Index.

B. Industry Sector Representation – After identifying stocks that meet the quantitative stock selection thresholds above, the industry sector representation requirement, as described under “— Original Selection of Component Stocks of the StyleSelect Europe Index,” is applied so that at least three stocks from each industry sector are included in the StyleSelect Europe Index.

If the minimum of three stocks per sector cannot be maintained due to corporate events or other reasons that lead to the removal of such stocks from the MSCI Europe Index, no action is taken until the next regularly scheduled quarterly rebalancing.

C. Sector Weight – At each quarterly rebalancing, the sector weighting methodology as described under “—Original Selection of Component Stocks of the StyleSelect Europe Index” is applied to approximate the sector weights of the MSCI Europe Index. Because the weights of all component stocks of the StyleSelect Europe Index in a particular sector are increased or decreased proportionately until the sector weights of the StyleSelect Europe Index match those of the MSCI Europe Index, the weights of the individual component stocks of the StyleSelect Europe Index from a particular sector could differ from the weights of those stocks in the MSCI Europe Index.

D. 10/40 Concentration Constraints in UCITS III – To take into account the 10% and 40% concentration constraints of UCITS III, which are described under “—Original Selection of Component Stocks of the StyleSelect Europe Index,” the StyleSelect Europe Index is adjusted as necessary if the StyleSelect Europe Index would have otherwise breached these concentration constraints due to the addition or removal of a stock or as a result of corporate events or the stock price performance of the component stocks. These adjustments may cause the sector weights of the StyleSelect Europe Index to diverge from the sector weights of the MSCI Europe Index.

2. Rebalancing of the StyleSelect Europe Index due to ongoing maintenance of the MSCI Europe Index.

Annual and Quarterly MSCI Europe Index Reviews. Each year, the MSCI Europe Index completes an annual index review and three quarterly index reviews of the composition of component stocks in the MSCI Europe Index and any changes to the MSCI Europe Index take effect as of the close of the last business day of February, May, August, and November. See “The MSCI Europe Index—Maintenance of the MSCI Europe Index and the Component Country Indices.” Because the component stocks of the StyleSelect Europe Index are selected only from the MSCI Europe Index, the StyleSelect Europe Index reflects the relevant changes in the composition of the MSCI Europe Index. A stock removed from the MSCI Europe Index is also removed from the StyleSelect Europe Index on the same day that the stock is removed from the MSCI Europe Index. A stock newly added to the MSCI Europe Index is not considered for addition to the StyleSelect Europe Index until the next StyleSelect Europe Index quarterly rebalancing so that the stock’s Aggregate Value Z-Score and the Aggregate Growth Z-Score can be calculated and analyzed to determine if the stock should be included in accordance with the StyleSelect Europe Index’s quantitative criteria.

Ongoing Event-Related Changes to the MSCI Europe Index.In addition to the annual and quarterly index reviews, MSCI reviews and updates the composition of the MSCI Europe Index on a periodic basis to take into account certain corporate events, such as such as mergers and acquisitions. See “The MSCI Europe

Index—Maintenance of the MSCI Europe Index and the Component Country Indices.” The same changes implemented in the MSCI Europe Index are reflected in the StyleSelect Europe Index at the time of such event through price adjustments of the affected stocks or otherwise, and all changes to the MSCI Europe Index resulting from corporate events are announced prior to their implementation, provided that all necessary information on the event is available.

Currency and Hedging

The StyleSelect Europe Index is calculated by using the closing prices of the component stocks of the StyleSelect Europe Index as converted into euros, and currency exposures are not hedged. As a result, the StyleSelect Europe Index calculated in euros is exposed to currency exchange rate fluctuations between the euro and the local currencies to the extent that the component stocks of the StyleSelect Europe Index are denominated in currencies other than the euro. Because the closing prices of the component stocks denominated in non-euro local currencies are converted into the euro for purposes of calculating the value of the StyleSelect Europe Index, investors in the Securities will be exposed to currency exchange rate risk between the euro and the non-euro local currencies in which the component stocks trade. Exposure to currency changes will depend on the extent to which such non-euro local currencies strengthen or weaken against the euro and the relative weight of the component stocks denominated in such local currencies in the StyleSelect Europe Index. The devaluation of the euro against the non-euro local currencies will result in an increase in the value of the StyleSelect Europe Index, in the absence of other factors affecting the value of the StyleSelect Europe Index. Conversely, if the euro strengthens against these currencies, the value of the StyleSelect Europe Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the StyleSelect Europe Index, and any negative currency impact on the StyleSelect Europe Index may significantly decrease the value of the Securities. Accordingly, the return on the StyleSelect Europe Index calculated in euros can be significantly different from the return on such index calculated in local currencies.

The MSCI Europe Index

The MSCI Europe Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

Morgan Stanley obtained all information contained in this pricing supplement regarding the MSCI Europe Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by,

IMSCI. MSCI or Morgan Stanley has no obligation to continue to calculate or publish, and may discontinue calculation or publication of, the MSCI Europe Index.

The MSCI Europe Index is intended to provide performance benchmarks for the developed equity markets in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation. The performance of the MSCI Europe Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Stocks”) constituting the MSCI indexes for the 16 selected countries (the “Component Countryndices”), calculated using the Laspeyres’ concept of a weighted arithmetic average. Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets. See “—Maintenance of the MSCI Europe Index and the Component Country Indices” below.

Prices used to calculate the Component Stocks are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time. The U.S. dollar value of the MSCI Europe Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Stocks. The MSCI Europe Index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the MSCI Europe Index and the Component Country Indices. In order to maintain the representativeness of the MSCI Europe Index, structural changes to the MSCI Europe Index as a whole may be made by adding or deleting Component Country Indices and the related Component Stocks. Currently, such changes in the MSCI Europe Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

MSCI may add additional Component Country Indices to the MSCI Europe Index or subtract one or more of its current Component Country Indices prior to the expiration of the Securities.

Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI Europe Index.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. The quarterly index reviews may result in additions and deletions of Component Stocks from a Component Country Index and changes in “inclusion factors,” which reflect the free float for foreign investors, and in number of shares.

Additions and deletions to Component Stocks may result from: the addition or deletion of securities due to the significant over-or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Stocks with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the inclusion factors for Component Stocks may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the inclusion factors as a result of other events of similar nature.

Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks.

The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Stocks, updating the minimum size guidelines for new and existing Component Stocks, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Stocks changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Selection of Component Stocks and Calculating and Adjusting for Free Float. The selection of the Component Stocks for each Component Country Index is based on the following guidelines:

(i) Define the universe of listed securities within each country;

(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive inclusion factors for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s inclusion factors. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are designed by, and, ultimately, subject to adjustment by, MSCI.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI designed the MSCI Europe Index and the guidelines and policies governing its composition and calculation. MS & Co.’s Quantitative Derivative Strategies group designed the methodology for calculating the StyleSelect Europe Index. MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE SECURITIES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS MADE IN DETERMINING THE MSCI EUROPE INDEX. THE POLICIES FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT STOCKS COMPOSING THE MSCI EUROPE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT STOCKS ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EUROPE INDEX AND THE STYLESELECT EUROPE INDEX. FURTHERMORE, THE POLICIES FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EUROPE INDEX COULD ALSO AFFECT THE VALUE OF THE MSCI EUROPE INDEX AND THE STYLESELECT EUROPE INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EUROPE INDEX OR THE STYLESELECT EUROPE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT FOR THE SECURITIES, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT. ANY SUCH ACTIONS COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component stocks of the StyleSelect Europe Index or the MSCI Europe Index could lead to actions on the part of such underlying issuers which might adversely affect the value of the StyleSelect Europe Index or the MSCI Europe Index.

The information contained in this pricing supplement regarding the MSCI Europe Index reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to calculate or publish, and may discontinue calculation or publication of, the StyleSelect Europe Index or the MSCI Europe Index.

The S&P GSCITM Agriculture Index – Excess Return

We have derived all information regarding the agriculture index, the S&P GSCITM – Excess Return (the “S&P GSCITM-ER”) and the S&P GSCITM (the “S&P GSCITM”) contained in this pricing supplement, including, without limitation, its make-up and method of calculation from publicly available information. The S&P GSCITM-ER and the S&P GSCITM are calculated, maintained and published daily, by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The Agriculture Index is a sub-index of the S&P GSCI TM-ER. The Agriculture Index represents only the agricultural components of the S&P GSCITM-ER. The value of the Agriculture Index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights use in performing such calculations are limited to those of the S&P GSCITM commodities included in the Agriculture Index; and (ii) the Agriculture Index has a separate normalizing constant.

The S&P GSCITM commodities included in the Agriculture Index and their dollar weightings on July 16, 2007 are:

Commodity	Weighting
Wheat	27.17%
Red Wheat	9.33%
Corn	23.08%
Soybeans	16.42%
Cotton	8.17%
Sugar	8.67%
Coffee	5.25%
Cocoa	1.92%

The components of the Agriculture Index and their relative weightings, among other matters, may change during the term of the Securities.

The S&P GSCITM-ER

The S&P GSCITM-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The S&P GSCITM-ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCITM (discussed below).

Value of the S&P GSCITM-ER

The value of the S&P GSCITM-ER on any given day is equal to the product of (i) the value of the S&P GSCITM-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made. The value of the S&P GSCITM-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCITM, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCITM on the preceding day, minus one.

The total dollar weight of the S&P GSCITM is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCITM calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the S&P GSCITM is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCITM also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCITM is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The S&P GSCITM

The S&P GSCITM is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCITM. The methodology for determining the composition and weighting of the S&P GSCITM and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCITM, as described below. S&P makes the official calculations of the S&P GSCITM.

The Index Advisory Panel established by S&P to assist it in connection with the operation of the S&P GSCITM generally meets once each year to discuss the composition of the S&P GSCITM. The Index Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCITM

In order to be included in the S&P GSCITM a contract must satisfy the following eligibility criteria:

(ii) The contract must be in respect of a physical commodity and not a financial commodity.

(iii) The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCITM that, at any given point in time, will be involved in rolls to be effected pursuant to the S&P GSCITM.

(iv) The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

(v) The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCITM.

(vi) At and after the time a contract is included in the S&P GSCITM, the daily contract reference price for such contract must be published between 10:00 AM. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded.

(vii) For a contract to be eligible for inclusion in the S&P GSCITM, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

(viii) Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCITM.

The contracts currently included in the S&P GSCITM are all futures contracts traded on the New York Mercantile Exchange, Inc., the International Petroleum Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange.

Calculation of the S&P GSCITM

The value of the S&P GSCITM on any given day is equal to the total dollar weight of the S&P GSCITM divided by a normalizing constant that assures the continuity of the S&P GSCITM over time.

Contract Expirations

Because the S&P GSCITM is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCITM for each commodity during a given year are designated by S&P, in consultation with the Index Advisory Panel, provided that each such contract must be an “active contract.” An “active contract” or this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCITM will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCITM. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCITM.

The iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI Pacific
Ex-Japan Index Fund; Public Information
iShares, Inc. (the “Company”) is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI Pacific Ex-Japan Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The iShares® MSCI Pacific Ex-Japan Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the aggregate in Australia, Hong Kong, New Zealand and Singapore markets, as represented by the MSCI Pacific Free Ex-Japan Index. Information provided to or filed with the Commission by the Company pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Shares. We have derived all disclosures contained in this pricing supplement regarding the Company from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Company. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Company is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Company could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with the Company. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Company, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of the Company as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). The Securities are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The MSCI Emerging Markets Index
and the MSCI Pacific Free Ex-Japan Index	MSCI Emerging Markets Index

The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. The performance of the MSCI Emerging Markets Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) composing the MSCI indices for the selected countries (the “Component Country Indices”). As of May 2007, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey. Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours. It is also calculated on an end of day basis. The MSCI Emerging Markets Index has a base date December 31, 1987.

We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of ours, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below. Neither MSCI nor we have any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index.

In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.

MSCI may add additional Component Country Indices to the MSCI Emerging Markets Index or subtract one or more of its current Component Country Indices prior to the expiration of the Securities. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the MSCI Emerging Markets Index at the effective date of such change is the same as it was immediately prior to such change.

MSCI Pacific Free Ex-Japan Index

The MSCI Emerging Markets Index was developed by MSCI as an benchmark for the performance of equity markets in Australia,

New Zealand, Hong Kong and Singapore. The performance of the MSCI Emerging Markets Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) composing the MSCI indices for the selected countries (the “Component Country Indices”). As of July 2007, the MSCI Pacific Free Ex-Japan Index consisted of Australia, New Zealand, Hong Kong and Singapore. Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours. It is also calculated on an end of day basis.

We have derived all information contained in this pricing supplement regarding the MSCI Pacific Free Ex-Japan Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI Pacific Free Ex-Japan is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of ours, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below. Neither MSCI nor we have any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Pacific Free Ex-Japan Index.

In order to maintain the representativeness of the MSCI Pacific Free Ex-Japan Index, structural changes to the MSCI Pacific Free Ex-Japan Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.

MSCI may add additional Component Country Indices to the MSCI Pacific Free Ex-Japan Index or subtract one or more of its current Component Country Indices prior to the expiration of the Securities. Any such adjustments are made to the MSCI Pacific Free Ex-Japan Index so that the value of the MSCI Pacific Free Ex-Japan Index at the effective date of such change is the same as it was immediately prior to such change.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of ours. MSCI is responsible for the MSCI Emerging Markets Index and the MSCI Pacific Free Ex-Japan Index and the guidelines and policies governing their composition and calculation. Although judgments, policies and determinations concerning the MSCI Emerging Markets Index and the MSCI Pacific Free Ex-Japan Index are made solely by MSCI, we, as the parent company of

MSCI, are ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE SECURITIES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EMERGING MARKETS INDEX AND THE MSCI PACIFIC FREE EX-JAPAN INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EMERGING MARKETS INDEX AND THE MSCI PACIFIC FREE EX-JAPAN INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX OR THE MSCI PACIFIC FREE EX-JAPAN INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX AND THE MSCI PACIFIC FREE EX-JAPAN INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX OR THE MSCI PACIFIC FREE EX-JAPAN INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EMERGING MARKETS INDEX OR THE MSCI PACIFIC FREE EX-JAPAN INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL SHARE PRICE AND THE PAYMENT AT MATURITY. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Securities to restrict the use of information relating to the calculation of the MSCI Emerging Markets Index and the MSCI Pacific Free Ex-Japan Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Emerging Markets Index or the MSCI Pacific Free Ex-Japan Index.

Historical Information

The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Components for each calendar quarter from January 1, 2002 to July 13, 2007 (except in the cases of the StyleSelect Europe Index, which has been calculated as of July 3, 2003 and the emerging markets shares, which commenced trading on April 11, 2003). The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period. The closing values on July 13, 2007 were, for the StyleSelect Europe Index, 2,316.72, for the Agriculture Index, 67.53, for natural gas, 6.662, for the Pacific Shares 154.38, and for the Emerging Markets Shares, 142.75. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical prices and historical performance of the Basket Components should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Percentage Increase at maturity will be greater than zero so that you will receive a payment in excess of the stated principal amount of the Securities. Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of 100% percent of your principal.

If the Basket Performance Factor at maturity is less than 80%, you will lose money on your investment.

The StyleSelectSM Index on MSCI Europe Historical High, Low and Period End Closing Values July 3, 2002 through July 13, 2007

	High	Low	Period End

2003
Third Quarter (commencing
July 3, 2003)	1,112.77	999.03	1,037.88
Fourth Quarter	1,157.01	1,049.16	1,157.01
2004
First Quarter	1,261.83	1,157.01	1,224.34
Second Quarter	1,296.74	1,204.26	1,261.67
Third Quarter	1,284.19	1,209.23	1,269.04
Fourth Quarter	1,362.08	1,248.05	1,358.34
2005
First Quarter	1,471.06	1,360.42	1,438.76
Second Quarter	1,513.50	1,393.82	1,502.20
Third Quarter	1,631.68	1,493.22	1,631.68
Fourth Quarter	1,733.48	1,549.26	1,721.43
2006
First Quarter	1,916.54	1,732.17	1,908.19
Second Quarter	1,952.02	1,706.38	1,807.78
Third Quarter	1,939.04	1,744.50	1,939.04
Fourth Quarter	2,135.06	1,933.45	2,129.07
2007
First Quarter	2,254.69	2,062.91	2,182.60
Second Quarter	2,348.75	2,186.80	2,275.94
Third Quarter (through July 13,
2007)	2,320.26	2,273.48	2,316.72

The following graph illustrates the trends of the indicative and historical monthly closing values of the StyleSelect Europe Index and the monthly closing values of the MSCI Europe Index from December 31, 1996 to June 29, 2007. The graph has been calculated using the indicative and historical monthly closing values as described above and, for all periods prior to July 3, 2003, simulated historical closing values of the applicable component stocks of the MSCI Europe Index prepared by MS & Co.'s

Quantitative and Derivative Strategies Group and without applying the 10/40 Concentration Constraints in UCITS III described under “—The Basket Components—The StyleSelect Europe Index— Original Selection of Component Stocks of the StyleSelect Europe Index.” In addition, on July 3, 2003, the StyleSelect Europe Index was re-based to an index level of 1,000 and re-calculated using the original selection criteria described under “—The Basket Components—The StyleSelect Europe Index—Original Selection of Component Stocks of the StyleSelect Europe Index” instead of the quarterly maintenance criteria described under “—The Basket Components—The StyleSelect Europe Index—Maintenance of the StyleSelect Europe Index” for the purposes of selecting the component stocks of the StyleSelect Europe Index. The use of simulated historical closing values without application of the 10/40 Concentration Constraints in UCITS III and the re-calculation of the StyleSelect Europe Index using the original selection criteria in July 2003 may have resulted in higher returns for the StyleSelect Europe Index than would have been realized using actual closing values prepared by MSCI and the current StyleSelect Europe Index calculation methodology. In addition, the graph does not show every situation that may occur and the historical or indicative performance of the StyleSelect Europe Index relative to the MSCI Europe Index should not be taken as an indication of future comparative performance.

Natural Gas Historical High, Low and Period End Closing Prices January 1, 2002 through July 13, 2007

	High	Low	Period End

2002
First Quarter	3.472	1.908	3.283
Second Quarter	3.855	3.057	3.245
Third Quarter	4.138	2.660	4.138
Fourth Quarter	5.341	3.724	4.789
2003
First Quarter	9.577	4.935	5.060
Second Quarter	6.521	4.919	5.411
Third Quarter	5.520	4.430	4.830
Fourth Quarter	7.221	4.459	6.189
2004
First Quarter	7.287	5.077	5.933
Second Quarter	6.705	5.509	6.155
Third Quarter	6.911	4.570	6.795
Fourth Quarter	8.752	6.149	6.149
2005
First Quarter	7.653	5.790	7.653
Second Quarter	7.749	6.123	6.981
Third Quarter	14.196	7.171	13.921
Fourth Quarter	15.378	11.022	11.225
2006
First Quarter	10.626	6.547	7.210
Second Quarter	8.192	5.925	6.104
Third Quarter	8.211	4.201	5.620
Fourth Quarter	8.871	5.643	6.299
2007
First Quarter	7.871	6.162	7.730
Second Quarter	8.191	6.655	6.773
Third Quarter (through July 13,
2007)	6.764	6.410	6.6620

SP GSCI Agriculture Index – Excess Return Historical High, Low and Period End Closing Prices January 1, 2002 through July 13, 2007

	High	Low	Period End

2002
First Quarter	72.06	65.85	68.00
Second Quarter	71.51	63.79	71.51
Third Quarter	86.90	72.13	81.47
Fourth Quarter	83.70	75.53	75.53
2003
First Quarter	78.46	71.85	73.16
Second Quarter	77.99	71.26	71.39
Third Quarter	77.06	70.42	76.20
Fourth Quarter	83.17	73.85	79.68
2004
First Quarter	91.90	81.06	88.71
Second Quarter	90.92	74.22	74.22
Third Quarter	73.84	63.32	63.32
Fourth Quarter	64.08	60.90	62.74
2005
First Quarter	71.28	60.06	66.04
Second Quarter	67.05	61.26	63.45
Third Quarter	67.27	58.49	60.51
Fourth Quarter	62.56	56.86	62.20
2006
First Quarter	67.51	61.44	64.03
Second Quarter	67.02	60.27	62.61
Third Quarter	64.67	55.40	58.06
Fourth Quarter	68.44	57.13	67.20
2007
First Quarter	68.76	61.41	61.41
Second Quarter	69.01	59.19	64.71
Third Quarter (through July 13,
2007)	67.53	63.60	67.53

Share price of the iShares® MSCI Emerging Markets Index Fund Historical High, Low and Period End Closing Prices April 11, 2003 through July 13, 2007

	High	Low	Period End

2003
Second Quarter (from April
11, 2003)	40.87	33.23	39.97
Third Quarter	47.66	40.40	45.31
Fourth Quarter	54.64	46.50	54.64
2004
First Quarter	59.51	55.15	58.50
Second Quarter	60.61	47.65	53.88
Third Quarter	57.50	50.89	57.50
Fourth Quarter	67.28	56.70	67.28
2005
First Quarter	73.95	63.63	67.60
Second Quarter	73.11	65.10	71.60
Third Quarter	85.02	71.83	84.88
Fourth Quarter	89.50	75.15	88.25
2006
First Quarter	100.78	91.55	99.00
Second Quarter	111.10	81.95	93.90
Third Quarter	99.30	87.60	96.77
Fourth Quarter	114.60	95.30	114.17
2007
First Quarter	118.63	105.29	116.50
Second Quarter	133.20	117.45	131.65
Third Quarter (through July
13, 2007)	142.75	134.30	142.75

Share price of the iShares® MSCI Pacific Ex-Japan Index Fund Historical High, Low and Period End Closing Prices January 1, 2002 through July 13, 2007

	High	Low	Period End

2002
First Quarter	57.24	53.95	57.08
Second Quarter	60.19	55.48	56.55
Third Quarter	57.30	49.49	49.51
Fourth Quarter	54.09	48.91	50.57
2003
First Quarter	53.85	48.98	51.49
Second Quarter	61.31	51.38	58.81
Third Quarter	65.42	58.93	65.42
Fourth Quarter	72.48	66.72	72.48
2004
First Quarter	79.50	73.00	77.47
Second Quarter	78.83	66.05	73.21
Third Quarter	80.01	72.84	80.01
Fourth Quarter	91.30	79.85	90.17
2005
First Quarter	95.19	86.88	90.09
Second Quarter	96.37	87.61	94.14
Third Quarter	103.95	91.83	103.15
Fourth Quarter	103.35	95.04	98.67
2006
First Quarter	105.80	100.74	104.95
Second Quarter	117.45	99.82	107.30
Third Quarter	113.97	104.40	110.95
Fourth Quarter	127.68	111.20	125.24
2007
First Quarter	134.62	120.65	134.35
Second Quarter	149.33	135.03	146.50
Third Quarter (through July
13, 2007)	154.38	149.08	154.38

Historical Graph
The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Components is weighted as described in “—Basket” above at July 13, 2007). The graph covers the period from July 3, 2003 through July 13, 2007 and illustrates the effect of the offset and/or correlation among the Basket Components during such period. The graph does not attempt to show your expected return on an investment in the Securities. The historical performance of the Basket and the Basket Components should not be taken as an indication of their future performance.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities. The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in stocks or commodities underlying the StyleSelect Europe Index, the Agriculture Index, and in natural gas and the Underlying Shares, in futures or options contracts on the Basket Components or any component stocks or commodities of the StyleSelect Europe Index, the Agriculture Index the MSCI Pacific Free Ex-Japan Index or the MSCI

Emerging Markets Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the values of the Basket Components, and, therefore, increase the values at which the Basket Components must close on the Averaging Dates before you will receive at maturity a payment that exceeds the stated principal amount of the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks and commodities underlying the StyleSelect Europe Index, the MSCI Europe Index, the MSCI Pacific Free Ex-Japan Index or the MSCI Emerging Markets Index futures or options contracts on the stocks or commodities underlying the StyleSelect Europe Index, the MSCI Europe Index, the MSCI Pacific Free Ex-Japan Index or the MSCI Emerging Markets Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Averaging Dates. We cannot give any assurance that our hedging activities will not affect the value of the Basket Components and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $12.50 per Security to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.

We expect to deliver the Securities against payment therefor in New York, New York on July , 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or its component stocks, commodities or the Underlying Shares in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between Standard &
Poor’s® Corporation and Morgan Stanley
Standard & Poor’s® Corporation, or S&P® , and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM – Excess Return, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P GSCITM – Excess Return to track general commodities market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the S&P GSCITM – Excess Return and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P GSCITM – Excess Return which is determined, composed and calculated by S&P without regard to the Licensee or the Securities. S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the S&P GSCITM – Excess Return. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P GSCITM – EXCESS RETURN OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM – EXCESS RETURN OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO

EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM – EXCESS RETURN OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P GSCITM – Excess Return” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The Securities have not been passed on by the Corporations as to their legality or suitability. The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

License Agreement between MSCI
and Morgan Stanley
MSCI and MS & Co. have entered into a non-exclusive license agreement providing for the license to MS & Co. and certain of its affiliated or subsidiary companies, including Morgan Stanley, of the right to use the StyleSelect Europe Index and the MSCI Europe Index in connection with certain securities, including the Securities.

The license agreement between MSCI and MS & Co. provides that the following language must be set forth in this pricing supplement:

THIS SECURITY IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, SAVE MORGAN STANLEY, ITS OR THEIR DIRECT OR INDIRECT THIRD PARTY INFORMATION SOURCES OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. THIS SECURITY HAS NOT BEEN REVIEWED OR PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THIS SECURITY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR MANAGER OF OR INVESTORS IN THIS SECURITY OR ANY OTHER PERSON OR ENTITY REGARDING THE

ADVISABILITY OF INVESTING IN ANY FINANCIAL PRODUCT GENERALLY OR IN THIS SECURITY PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS SECURITY OR THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS SECURITY OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS SECURITY OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS SECURITY TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE AMOUNT OR TYPE OF CONSIDERATION INTO WHICH THIS SECURITY IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS SECURITY OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS SECURITY OR OTHERWISE.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF THIS SECURITY, INVESTORS IN THIS SECURITY, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY,

ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THIS SECURITY, OR ANY OTHER PERSON OR ENTITY, MAY USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THIS SECURITY OR USE ANY MSCI INDEX WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability, or any representations or warranties, made by Morgan Stanley elsewhere in this document to prospective or actual purchasers or of investors in the Securities.

“StyleSelect Index on MSCI Europe” and “MSCI Europe Index” are service marks of MSCI and have been licensed for use by Morgan Stanley. The Securities are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Securities.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following are the material U.S. federal tax consequences of ownership and disposition of the Securities.

This discussion only applies to initial investors in the Securities who:

(i)	purchase the Securities at their “issue price”; and
(ii)	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

(i)	certain financial institutions;
(ii)	insurance companies;
(iii)	dealers in securities or foreign currencies;
(iv)	investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction or other integrated transaction or who hold the Securities as part of a constructive sale transaction;
(v)	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
(vi)	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
(vii)	regulated investment companies;
(viii)	real estate investment trusts;
(ix)	tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
(x)	persons subject to the alternative minimum tax;
(xi)	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
(xii)	Non-U.S. Holders, as defined below, for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

In addition, we have not attempted to ascertain whether any of the issuers of the component stocks of the Style Select Index are treated as a "passive foreign investment company" ("PFIC") within the meaning of Section 1297 of the Code. If any of the issuers of the component stocks were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder (as defined below) upon the sale, exchange or retirement of a Security. U.S. Holders (as defined below) should refer to information filed with the SEC or another governmental authority by the issuers of the component stocks and consult their tax advisors regarding the possible consequences of any of the issuers of the component stocks being or becoming PFICs.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Securities are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

The Securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including alternative characterizations of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Securities described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

(i)	a citizen or resident of the United States;
(ii)	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
(iii)	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization and treatment of the Securities as set forth above is respected, and subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged, or settled. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any capital gain or loss recognized upon the sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time.

Potential Application of the Constructive Ownership Rule. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company. Under the “constructive ownership” rule of Section 1260 of the Code, if an investment in the Securities is treated as a “constructive ownership transaction” due to the inclusion of the iShares MSCI Pacific Ex-Japan Index Fund and the iShares MSCI Emerging Markets Index Fund as basket components, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Security could be recharacterized as ordinary income. In addition, an interest charge could also apply to any deemed underpayment of tax in respect of any gain that is recharacterized as ordinary income. Accordingly, U.S. Holders should consult their tax advisors regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that, is for U.S. federal income tax purposes:

(i)	an individual who is classified as a nonresident alien;
(ii)	a foreign corporation; or
(iii)	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Security.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the characterization and treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

(i)	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

(ii)	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

(iii)	the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and

(iv)	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Security on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “— Tax Treatment upon Sale, Exchange or Settlement of the Securities — Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.